Exhibit 6

September 17, 2009

Hawkeye Energy Holdings, LLC

224 S. Bell Ave.

Ames, IA 50010

Attention: Timothy B. Callahan

Re:	Amendment to August 21, 2009 Side Letter

Ladies and Gentlemen:

Reference is hereby made (i) to that certain Side Letter Agreement dated August 21, 2009 (the “Side Letter”) entered into in connection with a Subscription Agreement dated as of August 21, 2009 (the “Previous Subscription Agreement”) by and between Hawkeye Energy Holdings, LLC (“Hawkeye”) and Advanced BioEnergy, LLC (“Advanced BioEnergy”); and (ii) to that certain Subscription Agreement dated as of the date hereof (the “Subscription Agreement”), pursuant to which Hawkeye will purchase and be entitled to receive 1,133,333 limited liability company membership units of Advanced BioEnergy (the “Units”). Certain capitalized terms used in this agreement but not otherwise defined herein are used herein as defined in the Subscription Agreement.

This letter agreement, which serves to amend the Side Letter, is being delivered to Hawkeye as an inducement to Hawkeye for it to enter into the Subscription Agreement, and Advanced BioEnergy acknowledges and agrees that Hawkeye would not be willing to enter into the Subscription Agreement in the absence of this letter agreement. Advanced BioEnergy and Hawkeye agree that except as specifically set forth herein, all other terms and provisions of the Side Letter shall remain in full force and effect without change.

For good and sufficient consideration, the sufficiency of which is hereby acknowledged, Advanced BioEnergy and Hawkeye agree as follows:

1.

Amendment of Side Letter. In accordance with Section 9 of the Side Letter requiring a written instrument making specific reference to the Side Letter and signed by each of the parties thereto, the Side Letter shall be amended such that Section 8(k) is deleted and replaced in its entirety as follows:

k. “Total Hawkeye Purchase Price” means that aggregate purchase price paid for: (i) any Units purchased by Hawkeye pursuant to any subscription agreement (including, but not limited to, the Previous Subscription Agreement and the Subscription Agreement) entered into by Hawkeye pursuant to the current Advanced BioEnergy offering; and (ii) the Units purchased by Hawkeye pursuant to Section 2 of this letter agreement.

2.	Miscellaneous
a.

Counterparts. This letter agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

b.

Entire Agreement; Conflicts. The Side Letter, as amended by this letter agreement, the Subscription Agreement, the Previous Subscription Agreement and other documents related to the Subscription Agreement or Previous Subscription Agreement (collectively, the “Subscription Documents”) constitute the entire agreement of the parties hereto in respect of the subject matter of the Subscription Documents, and supersede all prior agreements or understandings, among the parties hereto in respect of the subject matter of the Subscription Documents. In the event there is a conflict between the Side Letter, as amended by this letter agreement and the Subscription Agreement or Previous Subscription Agreement, the terms of the Side Letter, as amended by this letter agreement shall prevail and such conflict shall be resolved in accordance with the terms of the Side Letter, as amended by this letter agreement.

c.

Governing Law. This letter agreement and any matters arising out of, or related to, this letter agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Delaware applicable to contracts executed and performable solely in such state, without regard to such conflicts of laws principals as may result in the application of the substantive laws of any other state or jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the date first above written.

ADVANCED BIOENERGY, LLC
By:	/s/Richard R. Peterson
Name:	Richard R. Peterson
Title:	CEO

Acknowledged and agreed as of

the date first above written:

HAWKEYE ENERGY HOLDINGS, LLC
By:	/s/ Timothy B. Callahan
Name:	Timothy B. Callahan
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SIDE LETTER AMENDING AUGUST 21, 2009 SIDE LETTER]